Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 14, 2006 related to the combined financial statements of Vitrocrisa Holding, S. de R.L. de C.V. and Subsidiaries, Crisa Libbey, S.A. de C.V. and Crisa Industrial, L.L.C. as of and for the year ended December 31, 2005 appearing in the Current Report on Form 8-K dated June 21, 2006 of Libbey Inc. and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
/s/ Ernesto Cruz Velázquez de León
C.P.C. Ernesto Cruz Velázquez de León
Monterrey, N.L. Mexico
December 14, 2006